Exhibit 10.5

Execution Copy

STOCK PURCHASE AGREEMENT

dated as of June 11, 2003

by and among

INVESTMENT TECHNOLOGY GROUP, INC.,

RADICAL CORPORATION

and

THE INDIVIDUALS LISTED HEREIN

SECTION 9.11	Specific Performance
SECTION 9.12	Time of Essence

Exhibit A	Form of License Agreement
Exhibit B	Selling Stockholder Shares
Exhibit C	Form of Employment Agreements
Exhibit D	Form of Escrow Agreement
Exhibit E	Budget
Exhibit F	Current Form of License Agreement
Exhibit G	Form of Amended and Restated By-Laws
Exhibit H	Form of Officer Certificate

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of June 11, 2003 (this “Agreement”) is made by and among Investment Technology Group, Inc., a Delaware corporation (the “Purchaser”), Radical Corporation, a Delaware corporation (the “Company”), and the individuals listed on the signature page(s) hereto (collectively, the “Selling Stockholders” and each individually, a “Selling Stockholder”).

WHEREAS, the Selling Stockholders own an aggregate of 42,160 shares of the Company Common Stock (as hereinafter defined), which shares prior to giving effect to the issuance of the Purchased Shares (as hereinafter defined), constitute 100% of the issued and outstanding shares of Company Common Stock;

WHEREAS, the Purchaser desires to purchase from the Company and the Company desires to issue and sell to the Purchaser 14,053 shares of the Company Common Stock (the “Purchased Shares”), which shares upon issuance shall constitute 25% of the issued and outstanding shares of Company Common Stock;

WHEREAS, the Selling Stockholders desire to grant to the Purchaser an option to purchase an aggregate of 42,160 shares of Company Common Stock, which shares after giving effect to the issuance of the Purchased Shares shall constitute 75% of the issued and outstanding shares of Company Common Stock; and

WHEREAS, the Company has entered into an amended and restated software license and network access agreement with the Purchaser’s Affiliate (the “License Agreement”) for use of the System (as hereinafter defined) in the form of Exhibit A hereto.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE ONE

DEFINITIONS

SECTION 1.1.  Definitions.  For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Additional Option Payment Amounts” shall have the meaning specified in Section 2.5(a) of this Agreement.

“Additional Payment Calculation Date” shall have the meaning specified in Section 2.5(a) of this Agreement.

“Additional Payment Date” shall have the meaning specified in Section 2.5(b) of this Agreement.

“Affiliate” of a Person shall mean any and all Persons that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

“Agreement” shall have the meaning specified in the Preamble of this Agreement.

“Average Daily Revenue” shall mean, for any period, the Gross Revenues for such period divided by the number of Business Days in such period.

“Budget” shall have the meaning specified in Section 4.2(i) of this Agreement.

“Business Day” shall mean any day when all of the New York Stock Exchange, the American Stock Exchange and Nasdaq are open for trading.

“Change of Control” shall mean entering into a Contract with respect to any of the following, occurring in a single transaction or as part of a series of related transactions: (a) the direct or indirect acquisition by any Person or group of Persons acting in concert of more than 50% of the voting power of the Purchaser or (b) the acquisition by any Person or group of Persons acting in concert of all or substantially all of the assets of the Purchaser and its subsidiaries, taken as a whole; provided that, a Change of Control shall include any subsequent Change of Control of the Purchaser or a surviving entity if the Purchaser has merged into another entity.

“Change of Control Event” shall have the meaning specified in Section 2.6 of this Agreement.

“Closing” shall have the meaning specified in Section 2.3 of this Agreement.

“Closing Date” shall have the meaning specified in Section 2.3 of this Agreement.

“Company” shall have the meaning specified in the Preamble of this Agreement.

“Company Common Stock” shall mean the common stock, $.001 par value, of the Company.

“Company Financial Statements” shall have the meaning specified in Section 3.1(e) of this Agreement.

“Competing Acquisition” shall mean the Purchaser or any of its Affiliates entering into a Contract to acquire, directly or indirectly, of any title, interest or right to use, market, distribute, license or sublicense a trading system that competes with the System; provided that, list trading systems will not be considered to compete with the System.

“Competing Acquisition Event” shall have the meaning specified in Section 2.7 of this Agreement.

“Confidential Information” shall have the meaning specified in Section 7.1(a) of this Agreement.

“Contract” shall mean any written or oral agreement, contract, understanding, arrangement, instrument, note, insurance policy, benefit plan, commitment, covenant, assurance or undertaking.

“Disclosing Party” shall have the meaning specified in Section 7.1(a) of this Agreement.

“Employment Agreements” shall have the meaning specified in Section 2.4(c) of this Agreement.

“Encumbrance” shall mean any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), other charge or security interest, or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever.

“Escrow Agent” shall mean JPMorgan Chase Bank or any other Person reasonably acceptable to the Purchaser, Hemant Sharma and Thomas George.

“Escrow Agreement” shall have the meaning specified in Section 2.4(d) of this Agreement.

“Expiration Date” shall have the meaning specified in Section 2.4(b) of this Agreement.

“Final Payment Date” shall have the meaning specified in Section 2.5(b) of this Agreement.

“Fiscal Month” shall mean, for the first fiscal month of the year, the period beginning on the first day of January, and ending on the last Friday in January and, for each subsequent fiscal month, the period beginning on the day after the last day of the prior fiscal month and ending on the last Friday of such month; provided that, the last fiscal month in any year shall end on December 31st of such year.

“Fiscal Quarter” shall mean, for the first fiscal quarter of the year, the period beginning on the first day of January, and ending on the last Friday in March and, for each subsequent fiscal quarter, the period beginning on the day after the last day of the prior fiscal quarter and ending on the last Friday of such quarter; provided that, the last fiscal quarter in any year shall end on December 31st of such year.

“GAAP” shall mean accounting principles generally accepted in the United States in effect from time to time.

“Governmental Entity” shall mean any federal, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality, or self-regulatory organization.

“Gross Revenue” shall mean, for any period, any and all gross commissions, fees or other remuneration accrued during such period to the ITG Group in respect of trades executed via the System, which amount shall not include any revenues from commissions, fees or other remuneration related to trades executed (a) by the trading desks of the ITG Group or (b) through POSIT by existing ITG Group customers as of the date hereof that have executed trades through POSIT within three months prior to the date hereof or prior to using the System, whichever is earlier, and which amount shall be determined after deduction of volume or other discounts actually granted, soft dollar credits and verified trade differences (including errors and accommodations, as such term is used in the brokerage industry); provided that, any deductions with respect to soft dollar credits shall not include any credits to the ITG Group which are not consistent with the ITG Group’s soft dollar practices and any deductions with respect to any discounts shall not include any discounts which are not consistent with the ITG Group’s ordinary course of business and ITG Group’s practices with respect to discounts.

“Gross Revenue Statement” shall have the meaning specified in Section 5.6 of this Agreement.

“Indemnitee” shall have the meaning specified in Section 8.1 of this Agreement.

“Intellectual Property” shall mean all of the following, in whatever form or medium, anywhere in the world: patents, trademarks, service marks, trade names, corporate names, domain names, copyrights, and copyrighted works; registrations thereof and applications (including provisional applications) therefore; derivatives, continuations, continuations-in-part, extensions, divisionals, re-examinations, reissues and renewals thereof; trade secrets, software (in any form, including source code and object code), firmware, mask works, programs, flow charts, research records, documentation, inventions (whether patentable or unpatentable), utility models, discoveries, proprietary processes, and items of proprietary know-how, information, data (whether or not protected by copyright or other intellectual property), proprietary prospect lists, customer lists, projections, analyses, proprietary market studies and any other intellectual property, including any enhancements or improvements of any of the above.

“ITG Group” shall mean the Purchaser and all its direct and indirect Affiliates.

“Legal Requirement” shall mean any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, constitution, treaty, or Order or determination of any Governmental Entity.

“License Agreement” shall have the meaning specified in the Recitals of this Agreement.

“Losses” shall have the meaning specified in Section 8.1 of this Agreement.

“Material Adverse Effect” shall mean, with respect to any Person, a material adverse effect on the business, assets, financial condition or results of operation of such Person.

“Minimum Interest” shall mean a 20% or more beneficial ownership interest in the aggregate issued and outstanding Company Common Stock.

“New Escrow Agreement” shall have the meaning specified in Section 8.6 of this Agreement.

“Option” shall have the meaning specified in Section 2.4(a) of this Agreement.

“Option Closing Date” shall have the meaning specified in Section 2.4(b) of this Agreement.

“Option Exercise Date” shall have the meaning specified in Section 2.4(b) of this Agreement.

“Option Exercise Notice” shall have the meaning specified in Section 2.4(b) of this Agreement.

“Option Exercise Price” shall have the meaning specified in Section 2.4(a) of this Agreement.

“Option Shares” shall have the meaning specified in Section 2.4(a) of this Agreement.

“Order” shall mean any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, arbitration, verdict, sentence, subpoena,

writ or award made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Entity or any arbitrator or arbitration panel.

“Patent Infringement Losses” shall mean any Losses incurred subsequent to the Option Exercise Date resulting from or arising out of Intellectual Property of the Company infringing any patents issued as of the Option Closing Date (or continuations, continuations-in-part, extensions, divisionals, re-examinations, reissues and renewals thereof) or any patents issued in respect of patent applications published as of the Option Closing Date (or continuations, continuations-in-part, extensions, divisionals, re-examinations, reissues and renewals thereof).

“Payment Instructions” shall have the meaning specified in Section 2.4(b) of this Agreement.

“Permit” shall mean any permit, license, franchise, concession, variance, exemption, or approval of any Governmental Entity.

“Permitted Investments” shall mean obligations denominated in U.S. dollars maturing or capable of redemption by the holder not more than twelve months after the date of acquisition which are (a) issued or guaranteed by the U.S. Government or any agency or instrumentality thereof, (b) demand deposits, time deposits, certificates of deposit or other obligations issued, accepted or guaranteed by a bank having a rating at time of such investment or acquisition of at least A2 from Moody’s Investors Service, Inc. or A from Standard & Poor’s Ratings Services and having a combined capital, surplus and undivided profits (less any undivided losses) of not less than $100 million, or (c) money market funds having a rating from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services in the highest investment category granted thereby at the time of acquisition.

“Person” shall mean any individual, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, estate, trust, unincorporated organization, firm or other enterprise, association, entity or Governmental Entity.

“Proceeding” shall have the meaning specified in Section 3.1(i) of this Agreement.

“Purchase Price” shall have the meaning specified in Section 2.2 of this Agreement.

“Purchased Shares” shall have the meaning specified in the Recitals of this Agreement.

“Purchaser” shall have the meaning specified in the Preamble of this Agreement.

“Purchaser Indemnitee” shall have the meaning specified in Section 8.1 of this Agreement.

“Receiving Party” shall have the meaning specified in Section 7.1(a) of this Agreement.

“Representative” shall mean, with respect to any party to this Agreement, any officer, director, manager, employee, affiliate, agent, representative or advisor.

“Restricted Transfer Period” shall mean the period commencing the date hereof and ending on the earlier of (a) the Option Closing Date and (b) the Expiration Date.

“Scheduled Patents” shall mean the patents listed on Schedule 8.4 to this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sellers’ Representative” shall have the meaning specified in Section 8.7 of this Agreement.

“Selling Stockholder” shall have the meaning specified in the Preamble of this Agreement.

“Stockholder Indemnitee” shall have the meaning specified in Section 8.1 of this Agreement.

“Stockholders” shall mean the Purchaser and each of the Selling Stockholders.

“Software” shall mean any and all computer programs (including any and all software implementations of algorithms, models and methodologies, whether in source code or object code but excluding any off-the-shelf software except off-the-shelf software that is both material and relates to the Company business) and computer databases and computer compilations (including any and all data and collections of data, whether machine readable or otherwise).

“Source Code Escrow Agreement” shall have the meaning specified in the License Agreement.

“Spartan License Agreement” shall mean the software license agreement between the Company and Spartan Technologies, LLC, dated March 22, 2002.

“System” shall mean (i) the “Licensed Product” and/or (ii) the “Radical Network” as defined in the License Agreement.

“Tag Along Shares” shall have the meaning specified in Section 5.2(d) of this Agreement.

“Taxes” shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, custom, duty, capital stock, ad valorem, value added, estimated, stamp, alternative and other taxes, governmental duties or governmental assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

“Transaction Agreements” shall mean (a) this Agreement, (b) the License Agreement, (c) the Source Code Escrow Agreement, (d) the Employment Agreements, (e) the Escrow Agreement, if any, (f) the Spartan Assignment Agreement between the Company and Hemant Sharma and Thomas George, dated the date hereof and (g) the New Escrow Agreement, if any.

“Transfer” shall have the meaning specified in Section 5.1 of this Agreement.

“Transferee” shall have the meaning specified in Section 5.2(a) of this Agreement.

“Transfer Notice” shall have the meaning specified in Section 5.2(a) of this Agreement.

“Transferring Stockholder” shall have the meaning specified in Section 5.2(a) of this Agreement.

“Transfer Shares” shall have the meaning specified in Section 5.2(a) of this Agreement.

“Violation” shall have the meaning specified in Section 3.1(c)(i)(A) of this Agreement.

“Voting Debt” shall have the meaning specified in Section 3.1(d) of this Agreement.

ARTICLE TWO

PURCHASE AND SALE; OPTION

SECTION 2.1.  Purchase and Sale.  On the date hereof, and upon the terms and subject to the conditions hereinafter set forth, the Company shall issue and sell to the Purchaser the Purchased Shares, and the Purchaser shall purchase from the Company the Purchased Shares.

SECTION 2.2.  Purchase Price.  The purchase price for the Purchased Shares shall be $750,000 (the “Purchase Price”), payable by the Purchaser to the Company as provided in Section 2.3 below.

SECTION 2.3.  Payment of Purchase Price and Delivery of Shares.  On the date hereof (the “Closing Date”), the Purchaser shall pay the Purchase Price to the Company in cash by wire transfer of immediately available funds to the Company’s account at JPMorgan Chase Bank, Account Number 305-0671403-65, ABA Routing Number 021000021, the Company shall deliver to the Purchaser a certificate representing the Purchased Shares issued in the Purchaser’s name, and the Selling Stockholders shall deliver the Option Shares, duly endorsed for transfer to the Purchaser or accompanied by stock powers executed in blank to the Company to be held in escrow by it.  The consummation of the purchase and sale of the Purchased Shares shall occur at the offices of Boies, Schiller and Flexner LLP, 570 Lexington Avenue, 16th Floor, New York, New York 10022, or at such other place as the Purchaser and the Company may agree (the “Closing”).

SECTION 2.4.  Option. (a) On the Closing Date, and upon the terms and subject to the conditions hereinafter set forth, the Selling Stockholders hereby grant to the Purchaser an option, exercisable in whole and not in part in the Purchaser’s sole discretion, to purchase an aggregate of 42,160 shares of Company Common Stock (the “Option”) for the Option Exercise Price, which shares represent, after giving effect to the issuance of the Purchased Shares contemplated in Section 2.1 above, 75% of the issued and outstanding shares of Company Common Stock.  The number of shares of Company Common Stock to be sold by each Selling Stockholder (in each case, the “Option Shares”) upon exercise of the Option is set forth next to such Selling Stockholders’ name in Exhibit B hereto.  The “Option Exercise Price” for the Option shall be equal to the product of (i) the Average Daily Revenue for the three Fiscal Months immediately prior to the Option Exercise Date and (ii) 252.  In the event that the Option Exercise Price as calculated in accordance with the preceding sentence is (A) less than $4,000,000, the Option Exercise Price shall be $4,000,000 or (B) greater than $18,000,000, the Option Exercise Price shall be $18,000,000.  Notwithstanding the foregoing, if the Exercise Price is less than $18,000,000, Additional Option Payment Amounts, as set forth in Section 2.5 below, if any, shall be paid to the Selling Stockholders towards the purchase of Option Shares.

(b)                                 In the event that the Purchaser wishes to exercise the Option, the Purchaser shall deliver a written notice to the Company and each of the Selling Stockholders (the “Option Exercise Notice”) specifying a date for the exercise of the Option which date shall be one of February 28, 2004, March 27, 2004, May 1, 2004 or May 29, 2004 (each, an “Option Exercise Date”).  Such notice may be delivered at any time within the 30 day period prior to and including any such Option Exercise Date.  If an Option Exercise Notice is not delivered on or prior to May 29, 2004 (the “Expiration Date”), the Option shall expire and the parties hereto shall have no further rights or obligations with respect to such Option.  Within 10 days of delivery of the Option Exercise Notice, each of the Selling Stockholders shall provide the Purchaser with written payment instructions for their pro rata portion of the Option Exercise Price (the “Payment Instructions”) and each of the Selling Stockholders shall provide written notice to the Purchaser of any updates to the representations and warranties set forth in Section 3.1 or 3.2 below, as the case may be, to be made or confirmed on the Option Closing Date pursuant to Section 2.4(c) below which are necessary to make such representations and warranties true and correct on the Option Closing Date, which update may only reflect events that occurred subsequent to, and not prior to, the Closing Date.  The closing of the purchase and sale of the Option Shares shall take place at the offices of the Purchaser on the thirtieth day after the Option Exercise Date (or if such date is not a Business Day, the immediately succeeding Business Day) (the “Option Closing Date”) unless on or prior to such date the Purchaser determines, in its sole judgment, as a result of any updates to the representations and warranties not to exercise the Option.  Failure of one or more Selling Stockholders to provide Payment Instructions shall not affect each such Selling Stockholder’s obligation to deliver the Option Shares on the Option Closing Date.  In the event one or more Selling Stockholders (other than Hemant Sharma or Thomas George) fails to provide Payment Instructions, payment will be made by certified check to any such Selling Stockholder as provided in Section 9.1 hereof.

(c)                                  On the Option Closing Date, unless the Purchaser shall have elected not to exercise the Option pursuant to Section 2.4(b) above, the Purchaser shall (i) pay the portion of the Option Exercise Price to each Selling Stockholder in the manner set forth in Section 2.4(d) below on a pro rata basis based on the number of Option Shares sold by each Selling Stockholder and (ii) provide written confirmation that the representations and warranties of the Purchaser set forth in Section 3.3 below are true and correct as if made on the Option Closing Date.  Simultaneously, on the Option Closing Date, unless the Purchaser shall have elected not to exercise the Option pursuant to Section 2.4(b) above, (A) the Company shall release from escrow to the Purchaser the Option Shares duly endorsed for transfer to the Purchaser or accompanied by stock powers executed in blank, (B) the Selling Stockholders shall jointly and severally make the representations and warranties set forth in Section 3.1 below as of the Option Closing Date, with such updates as previously disclosed in writing to the Purchaser pursuant to Section 2.4(b) above, (C) each Selling Stockholder shall provide written confirmation that the representations and warranties of each Selling Stockholder set forth in Section 3.2 below are true and correct as if made on the Option Closing Date with such updates as previously disclosed in writing to the Purchaser pursuant to Section 2.4(b) above, and (D) each of Hemant Sharma and Thomas George shall have entered into separate employment agreements with the Purchaser or any of its Affiliates as designated by the Purchaser substantially in the form of Exhibit C hereto (the “Employment Agreements”).

(d)                                 The Option Exercise Price shall be paid by the Purchaser to the Selling Stockholders in the following manner: (i) their respective pro rata portion of the first $1,575,000 of the Option Exercise Price shall be paid in cash by certified check or by wire transfer of immediately available funds, and (ii) the remainder of the Option Exercise Price shall be paid in cash by certified check or by wire transfer of immediately available funds to the Escrow Agent to hold in an interest bearing escrow account maintained by the Escrow Agent in accordance with an escrow agreement substantially in the form of Exhibit D hereto (the “Escrow Agreement”) for the benefit of each of the Selling Stockholders and shall, subject to the terms of the Escrow Agreement, be released by the Escrow Agent to each of the Selling Stockholders in their respective pro rata shares on the date that is one calendar year from the Option Exercise Date (or if such date is not a Business Day, the immediately succeeding Business Day).  Notwithstanding anything to the contrary in this Agreement, but subject to the terms of the Escrow Agreement, after the Option Closing Date, (A) if cumulative Gross Revenues for the period beginning as of the date hereof exceeds (x) $100,000,000, then an amount equal to 25% of the Escrow Fund (as defined in the Escrow Agreement) shall be released by the Escrow Agent to the Selling Stockholders or (y) $150,000,000, then an amount equal to 50% of such remaining Escrow Fund shall be released by the Escrow Agent to the Selling Stockholders, and (B) if there is a Change of Control, an amount equal to 50% of the amounts then in Escrow Fund shall be released by the Escrow Agent to the Selling Stockholders, and in the event of this clause (B), any subsequent Additional Option Payment Amounts, if any, to be paid to the Escrow Agent pursuant to Section 2.5(b) in respect of any Purchaser Claims subsequent to the Change of Control shall instead be paid directly to the Selling Stockholders.

SECTION 2.5.  Additional Option Payment Amounts.  (a) Subject to Sections 2.6 and 2.7 below, to the extent that the Purchaser has exercised the Option, each of the Selling Stockholders shall be entitled to their pro rata share based on the number of Option Shares sold by each Selling Stockholder of up to four additional payments (together, the “Additional Option Payment Amounts”) to be calculated, with respect to the first Additional Option Payment Amount, as of the date that is the last day of the second Fiscal Month after the Fiscal Month in which the Option Exercise Date occurs and, with respect to the second, third, and fourth Additional Option Payment Amounts, as of the date that is the last day of the third Fiscal Month from the previous calculation date (each, an “Additional Payment Calculation Date”).  Each Additional Option Payment Amount shall be an amount, if any, equal to (i) the product of (A) 25% and (B) the difference between (1) the Gross Revenues during the period from and including the Option Exercise Date to and including the relevant Additional Payment Calculation Date and (2) the Option Exercise Price less (ii) any Additional Option Payment Amounts corresponding to a previous Additional Payment Calculation Date; provided that, in no event shall the aggregate Additional Option Payment Amounts be greater than the difference between (I) $18,000,000 and (II) the Option Exercise Price.

(b)                                 Subject to Sections 2.6 and 2.7 below, the Additional Option Payment Amounts shall be payable in cash as follows: (i) 50% of each Additional Option Payment Amount, if any, shall be payable on the fifteenth day after the corresponding Additional Payment Calculation Date (or if such date is not a Business Day, the immediately preceding Business Day) and (ii) 50% of each of the first, second and third Additional Option Payment Amounts, if any, shall be payable on the fifteenth day after the fourth Additional Payment Calculation Date (or if such date is not a Business Day, the immediately preceding Business Day) and (iii) 50% of the fourth Additional Option Payment Amount, if any, shall be payable no later than 90 days after the fourth Additional Payment Calculation Date (or if such date is not a Business Day, the immediately succeeding Business Day) (the “Final Payment Date”, and such Final Payment Date and each such other payment date, an “Additional Payment

Date”); provided that, the amount to be paid pursuant to clauses (ii) and (iii) above shall be increased or decreased, as the case may be, to reflect any adjustments to the Gross Revenues as reflected in the Purchaser’s books and records during the applicable period; provided further that, at the time of any payment of any Additional Option Payment Amount pursuant to clauses (i), (ii) or (iii) above, to the extent that any Purchaser Claim Amount (as defined in the Escrow Agreement) exceeds the amount of any related Purchaser Reserve (as defined in the Escrow Agreement), any such Additional Payment Amounts to be paid up to an amount equal to any such excess amounts shall be paid to the Escrow Agent and held pursuant to the Escrow Agreement.

SECTION 2.6.  Change of Control.  In the event of a Change of Control (a) that results in the ITG Group discontinuing or being unable to continue the use, marketing and distribution of the System in a manner substantially similar to the marketing and distribution of the System prior to the Change of Control, or (b) in which the acquiring Person, directly or indirectly, owns a trading system that competes with the System (provided that any list trading system shall not be considered to compete with the System) (each such event, a “Change of Control Event”), then:

(i)                                     The Purchaser shall promptly notify the Selling Stockholders of the Change of Control Event in writing.

(ii)                                  To the extent such Change of Control Event has occurred prior to the Expiration Date and the Option has not been exercised, then the Purchaser shall have the right to exercise the Option pursuant to Section 2.4 hereof only within five Business Days of the Change of Control Event, by delivery of a written notice to the Company and each of the Selling Stockholders within five Business Days of the Change of Control Event electing to exercise such Option, which notice shall constitute an Option Exercise Notice.

(A)                              If the Purchaser elects to exercise the Option, then, notwithstanding anything to the contrary, (1) the Option Exercise Date shall be the date of such Option Exercise Notice, (2) the Option Exercise Price shall be $18,000,000 which entire amount shall be payable on the Option Closing Date directly to the Selling Stockholders, (3) no Additional Option Payment Amounts shall be payable, and (4) the Option Closing Date shall be fifteen days after the Option Exercise Date (or if such date is not a Business Day, the immediately succeeding Business Day).

(B)                                If the Purchaser does not elect to exercise the Option, then, on the fifth Business Day after the date of the Change of Control Event, notwithstanding anything to the contrary, (1) the License Agreement shall become non-exclusive and terminable by the Company at any time upon six months notice pursuant to Section 2 of the License Agreement, (2) the Purchaser and the Company shall give joint instructions to the source code escrow agent to terminate the Source Code Escrow Agreement, (3) the Option shall terminate and the Expiration Date shall be the last day the Purchaser may elect to exercise such Option pursuant to clause (ii) above, and (4) the

Purchaser shall pay a purchase price adjustment to the Company towards the purchase of Purchased Shares as follows:

if the Change of Control Event occurs within

less than 6 months after Closing Date	$3 million or 35% of aggregate Gross Revenues from the date hereof to such date, whichever is higher

6-9 months after Closing Date	$4 million or 35% of aggregate Gross Revenues from the date hereof to such date, whichever is higher

more than 9 months after Closing Date	$5 million or 35% of aggregate Gross Revenues from the date hereof to such date, whichever is higher

(iii)                               To the extent such Change of Control Event has occurred prior to the fourth Additional Payment Calculation Date and the Option has been exercised, then

(A)                              No further Additional Option Payment Amounts shall be paid (including any Additional Option Payment Amounts accrued but unpaid) unless the sum of such unpaid amounts calculated in accordance with Section 2.5 is higher than the amounts paid pursuant to (B) below in which case the difference between the two shall be paid to the Selling Stockholders on the Final Payment Date.

(B)                                The Purchaser shall pay to each of the Selling Stockholders their pro rata share based on the number of Option Shares sold by each Selling Stockholder:

(1)                                  if the Option Exercise Price was $4 million or more, but less than $6 million, $12 million,

(2)                                  if the Option Exercise Price was $6 million or more, but less than $9 million, 16 million, and

(3)                                  if the Option Exercise Price was $9 million or more, $18 million.

In each case less (x) the Option Exercise Price and (y) any Additional Option Payment Amounts actually paid.

(C)                                Subject to the terms of the Escrow Agreement, the Escrow Fund shall be released by the Escrow Agent to the Selling Stockholders.

SECTION 2.7.  Certain Acquisitions.  (a)  In the event of a Competing Acquisition that results in the ITG Group either (x) discontinuing or being unable to continue the use, marketing and distribution of the System in a manner substantially similar to the marketing and distribution of the System prior to the Competing Acquisition or (y) replacing the use of the System with a competing system (each, a “Competing Acquisition Event”), then:

(i)                                     The Purchaser shall promptly notify the Selling Stockholders of the Competing Acquisition Event in writing.

(ii)                                  To the extent such Competing Acquisition Event has occurred prior to the Expiration Date, the Option has not been exercised and no Change of Control Event shall have occurred, then

(A)                              (1) The License Agreement shall become non-exclusive and shall be terminable by the Company at any time upon six months notice pursuant to Section 2 of the License Agreement, (2) the Purchaser and the Company shall give joint instructions to the source code escrow agent to terminate the Source Code Escrow Agreement, (3) the Option shall terminate and the Expiration Date shall be the date of the Competing Acquisition Event, and (4) the Purchaser shall pay a purchase price adjustment to the Company towards the purchase of Purchased Shares equal to the higher of (x) $1,000,000 and (y) 25% of the aggregate Gross Revenues for the period beginning on the date hereof and ending on the date of the Competing Acquisition Event; provided that, if Gross Revenues have not exceeded $1,250,000 within the first six calendar months, or $2,500,000 within the first nine calendar months, from the Closing Date, as applicable, then no such purchase price adjustment shall be paid.

(B)                                The Company shall have an option, for six months from the date of the Competing Acquisition Event, to repurchase the Purchased Shares from the Purchaser for $750,000.

(iii)                               To the extent such Competing Acquisition Event has occurred prior to the fourth Additional Payment Calculation Date, the Option has been exercised and no Change of Control Event shall have occurred, then

(A)                              No further Additional Option Payment Amounts shall be paid (including any Additional Option Payment Amounts accrued but unpaid) unless the sum of such unpaid amounts calculated in accordance with Section 2.5 is higher than the amounts paid pursuant to (B) below in which case the difference between the two shall be paid to the Selling Stockholders on the Final Payment Date.

(B)                                The Purchaser shall pay to each of the Selling Stockholders their pro rata share based on the number of Option Shares sold by each Selling Stockholder:

(1)               if the Option Exercise Price was $4 million or more, but less than $6 million, $12 million,

(2)               if the Option Exercise Price was $6 million or more, but less than $9 million, $16 million, and

(3)               if the Option Exercise Price was $9 million or more, $18 million.

In each case less (x) the Option Exercise Price and (y) any Additional Option Payment Amounts actually paid.

(C)                                Subject to the terms of the Escrow Agreement, the Escrow Fund shall be released by the Escrow Agent to the Selling Stockholders.

(b)                                 In the event that ITG Group enters into negotiations (but not a binding contract) for a Competing Acquisition prior to the Expiration Date, the Option has not been exercised and no Change of Control Event shall have occurred, then the Purchaser shall promptly notify the Company of such fact in writing and the License Agreement shall become non-exclusive pursuant to Section 2 of the License Agreement.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES

SECTION 3.1.  Representations and Warranties of the Company.  The Company hereby makes the following representations and warranties to the Purchaser:

(a)                                  Organization, Qualification and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own, lease, operate and use its properties and assets and to carry on its business as currently conducted.  The Company does not own any interest in any other Person.

(b)                                 Authorization; Enforcement.  The Company has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby.  The execution and delivery of the Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company.  The Transaction Agreements to which the Company is a party have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally, and subject to general principles of equity, whether applied by a court of law or equity.

(c)                                  No Conflicts; No Consents.  (i) The execution and delivery of the Transaction Agreements to which the Company is a party do not, and the consummation of the transactions contemplated thereby and the compliance with the terms thereof will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration or increase of any obligation, liability or fee, or the loss of a benefit under (any such conflict, violation, default, right of termination, cancellation, acceleration or increase, or loss, including under any “change of control” provision, a “Violation”) any provision of the certificate of incorporation or by-laws of the Company, (B) result in any Violation of any Contract to which the Company is a party or by which any of its properties, assets or businesses are bound or (C) result in any Violation of any Permit, Order or Legal Requirement applicable to the Company or its properties, assets or business or (D) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

(ii)                                  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Person is required in connection with the execution and delivery of the Transaction Agreements by the Company, or the consummation of the transactions contemplated thereby or the compliance with the terms thereof.

(d)                                 Capitalization.  The authorized capital stock of the Company consists solely of 10,000,000 shares of Company Common Stock.  At the close of business on June 11, 2003, 56,213 shares of Company Common Stock were issued and outstanding, no shares of Company Common Stock were held by the Company in its treasury and, except as set forth on Schedule 3.1(d) hereto, no shares of Company Common Stock were authorized and reserved for issuance.  Exhibit B sets forth a true and complete list of the names of each of the holders of the outstanding shares of Company Common Stock and the number of shares of Company Common Stock owned by each such holder.  All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, are not subject to any preemptive rights (and were not issued in violation of any preemptive rights) and have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of the Company Common Stock may vote (“Voting Debt”) are issued or outstanding.  Except for this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or Voting Debt of the Company, or obligating the Company to issue, transfer, deliver or sell any shares of capital stock or other equity interest or any Voting Debt, or any securities convertible or exchangeable for any capital stock or other equity interest or any Voting Debt, of the Company or obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or pursuant to which the

Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act.  The Company has, and upon delivery of the Purchased Shares by the Company to the Purchaser pursuant to the terms of this Agreement, the Purchaser will acquire, good and valid title to the Purchased Shares free and clear of any Encumbrances.

(e)                                  Financial Statements.  The Company has delivered to the Purchaser true and complete copies of the balance sheet of the Company as of May 31, 2003, November 30, 2002, and November 30, 2001, together with statements of operations and changes in stockholders’ equity for the six month period ended May 31, 2003 and for the years ended November 30, 2002 and 2001 (the “Company Financial Statements”).  The Company Financial Statements (i) comply with all applicable accounting requirements, and (ii) are true and correct and fairly present the financial condition, results of operations, and changes in stockholders’ equity of the Company as of and for the periods indicated.  Except for those liabilities that are fully reflected or reserved for in the balance sheet of the Company as of November 30, 2002, and liabilities incurred since November 30, 2002 in the ordinary course of business consistent with past practice, at November 30, 2002 the Company did not have, and since such date, except as set forth in Schedule 3.1(e) hereto, the Company has not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise).  The Company Financial Statements have not been audited by an independent auditor.

(f)                                    Compliance with Applicable Laws.  The business of the Company has not been and is not being conducted in violation of any material Legal Requirement or Order of any Governmental Entity applicable to the Company.  No Governmental Entity has initiated any proceeding or, to the knowledge of Company, investigation into the business or operations of Company.  To the knowledge of the Company, there is no unresolved or uncured violation or exception noted by any Governmental Entity in any report, comment letter or other statement relating to or based on any examinations of the Company or otherwise, and the Company is not a party to any written agreement, commitment letter or other similar undertaking with or to any Governmental Entity with respect to the conduct of its business.  The Company has filed all material regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Entity, and has paid all fees and assessments due and payable in connection therewith.

(g)                                 [Intentionally omitted.]

(h)                                 Certificate of Incorporation and Bylaws; Records.  The Company has delivered to the Purchaser true and complete copies of: (i) the Company’s certificate of incorporation and by-laws, including all amendments thereto, (ii) the stock records of the Company, and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company.  There have been no meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records.  The accounting records, stock records, minute books and other records of the Company are accurate, up-to-date and complete, and to the knowledge of the Company, have been maintained in accordance with sound and prudent business practices.

(i)                                     Legal Proceedings.  Except as set forth in Schedule 3.1(i), there is no claim, litigation, inquiry, suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) (“Proceeding”) pending or, to the knowledge of the Company, threatened, against or affecting the Company, or any of its properties, assets or businesses which if adversely determined could reasonably be expected to have a Material Adverse Effect on the Company, or challenging the validity or propriety of the Transaction Agreements or any of the transactions contemplated thereby, nor is there any Order of any Governmental Entity or arbitrator, or any settlement or stipulation with any Person, outstanding or imminent against the Company.

(j)                                     Taxes.  Except as set forth in Schedule 3.1(j), the Company has filed all tax returns required to be filed by it and has paid all Taxes required to be paid (whether or not shown to be due on such tax returns).  All such tax returns are true and complete.

(k)                                  Contracts.  The Company has delivered to the Purchaser true and complete copies of all material Contracts to which the Company is a party or by which any of its properties, assets or businesses are bound and all material Contracts or term sheets currently under negotiation with any other Person.  Schedule 3.1(k)(i) sets forth a true and complete list of all material Contracts to which the Company is a party or by which any of its properties, assets or businesses are bound and all material Contracts or term sheets currently under negotiation with any other Person.  Attached as Section 3.1(k)(ii) of the Disclosure Schedule are correct, accurate and complete copies of the form agreements presently used by Company with respect to the Company’s business.  Each material Contract to which the Company is a party is valid and in full force and effect, and is enforceable by the Company in accordance with its terms.

(l)                                     Property.  The properties and assets owned or leased by the Company constitute all properties (whether real or personal or tangible or intangible) and assets necessary for the Company to conduct its business as it is presently being conducted.  The Company has good and marketable title to all of the properties and assets owned by the Company and has a valid leasehold interest in all properties or assets leased by the Company, in each case, free and clear of all Encumbrances of any nature whatsoever except statutory Encumbrances securing payments not yet due, and Encumbrances as do not adversely affect the use of properties or assets subject thereto or affected thereby or otherwise adversely impair business operations at such properties.

(m)                               Intellectual Property.  (i) The Company owns or possesses licenses or rights to use all of the Intellectual Property necessary for the conduct and operation of the Company’s business as presently conducted and operated, free and clear of any Encumbrances.

(ii)                                  None of the Intellectual Property, products, services or written material used in the Company’s business or sold or provided by the Company contains any libelous or obscene material.  Neither the Intellectual Property of the Company nor the conduct of the Company’s business as presently conducted by the Company infringes upon any Intellectual Property rights of any other Person, provided that, no representation or warranty is made as to the infringement or the noninfringement of any patent rights.

(iii)                               Schedule 3.1(m)(iii) contains a true and complete list of all of the currently registered United States and foreign trademarks, service marks, trade names and domain names (with registrar) owned by the Company and a list of the registrations or pending applications for registration thereof.  There is no pending or, to the Company’s knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations listed in Schedule 3.1(m)(iii).

(iv)                              Schedule 3.1(m)(iv) contains a true and complete list of all of the currently issued and registered United States and foreign patents and pending applications owned by the Company.  The patents listed, if any, in Schedule 3.1(m)(iv) are valid and subsisting, in full force and effect, and have not been cancelled, expired or abandoned.  There is no pending or, to the Company’s knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the patents and patent applications listed in Schedule 3.1(m)(iv).

(v)                                 Schedule 3.1(m)(v) contains a true and complete list of all Contracts under which Intellectual Property used in the Company’s business and (A) owned by the Company is licensed, or rights thereunder are granted, to any Person or (B) owned by any other Person, other than “shrink-wrap” and similar widely available commercial end-user licenses, is licensed, or rights thereunder are granted, to the Company.  The Company is not in default under any such Contracts and the Company has not received notice of any default thereunder by the Company.  All such Contracts are valid and binding on the parties thereto and are in full force and effect, and the Company is not, to Company’s knowledge, in breach of any provision thereof or in default in any respect under the terms thereof.

(vi)                              No claim of trade name, trade secret, trademark, copyright, patent or other Intellectual Property infringement has been asserted or threatened against the Company.  To the best of the Company’s knowledge, no Person is infringing any Intellectual Property owned by the Company and no such claims are pending or threatened against a third party by the Company.

(vii)                           The Company takes, and has taken, reasonable measures to protect the confidentiality of its trade secrets, know-how or other confidential information relating to the Company’s business as currently operated.  No trade secret, know-how or other confidential information has been disclosed or authorized to be disclosed to any Person, including any employee, agent, contractor or other entity, other than pursuant to a non-disclosure agreement or other confidential obligation that adequately protects Company’s proprietary interests in and to such trade secrets.

(viii)                        Schedule 3.1(m)(viii) contains a true and complete list of all Software relating to the Company’s business which is owned, licensed, leased or otherwise used by the Company in connection with the operation of the Company’s business.  Each item of Software listed in Schedule 3.1(m)(viii) is (A) owned by the Company, (B) currently in the public domain or otherwise available to the Company without the license, lease or consent of any Person, or (C) used under rights granted to the Company pursuant to a Contract with another Person, which Contract is disclosed in Schedule 3.1(m)(v).  With respect to the Software set forth in Schedule 3.1(m)(viii) which the Company purports to own, such Software was either (1) developed by employees of the Company within the scope of their employment, (2) developed by independent contractors who have assigned their rights to the Company pursuant to a Contract, (3) developed by independent contractors as work made for hire, or (4) acquired or purchased from one or more Persons pursuant to a written Contract.

(n)                                 Absence of Changes.  Since the date of the most recent Company Financial Statements provided to the Purchaser, there has not been any Material Adverse Effect on the Company.  Since the date of the most recent Company Financial Statements provided to the Purchaser, the Company has conducted its business in the ordinary course consistent with the past practices of the Company.

(o)                                 Certain Fees.  No fees or commissions will be payable by the Company to any broker, financial advisor, consultant, finder, placement agent, investment banker, bank or other Person, with respect to the Transaction Agreements or any transactions contemplated thereby.

(p)                                 Costs.  The Company shall bear its own costs and expenses, including attorney fees and disbursements, in preparing, negotiating, entering or performing under any of the Transaction Agreements.

SECTION 3.2.  Representations and Warranties of the Selling Stockholders.  Each Selling Stockholder severally hereby makes the following representations and warranties to the Purchaser and each other Selling Stockholder:

(a)                                  Ownership of Option Shares.  Such Selling Stockholder has, and, upon delivery of the Option Shares set forth opposite such Selling Stockholder’s name on Appendix A by such Selling Stockholder to the Purchaser pursuant to the terms of this Agreement, the Purchaser will acquire, good and valid title to such Option Shares free and clear of any Encumbrances.  Except for this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which such Selling Stockholder is a party or by which such Selling Stockholder is bound relating to the issued or unissued capital stock or Voting Debt of the Company, or obligating such Selling Stockholder to transfer, deliver or sell any shares of capital stock or other equity interest or any Voting Debt, or any securities convertible or exchangeable for any capital stock or other equity interest or any Voting Debt, of the Company or obligating such Selling Stockholder to issue, grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding contractual obligations of such Selling Stockholder to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

(b)                                 Authorization; Enforcement.  Such Selling Stockholder has all requisite legal capacity, power and authority to enter into the Transaction Agreements to which such Selling Stockholder is a party and to consummate the transactions contemplated thereby, including the sale of the Option Shares.  The Transaction Agreements to which such Selling Stockholder is a party have been duly executed and delivered by such Selling Stockholder and constitute valid and binding obligations of such Selling Stockholder, enforceable against the Selling Stockholder in accordance with their terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally, and subject to general principles of equity, whether applied by a court of law or equity.

(c)                                  No Conflicts; No Consents.  (i) The execution and delivery of the Transaction Agreements to which such Selling Stockholder is a party do not, and the consummation of the transactions contemplated thereby and the compliance with the terms thereof will not, (A) result in any Violation of any Contract to which such Selling Stockholder is a party or by which any of its properties or assets are bound, (B) result in any Violation of any Permit, Order or Legal Requirement applicable to such Selling Stockholder or its properties or assets or (C) result in the creation or imposition of any Encumbrance on any properties or assets of such Selling Stockholder.

(ii)                                  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Person is required in connection with the execution and delivery of the Transaction Agreements by such Selling Stockholder, or the consummation of the transactions contemplated thereby or their compliance with the terms thereof, including the sale of the Option Shares.

(d)                                 Certain Fees.  No fees or commissions will be payable by such Selling Stockholder to any broker, financial advisor, consultant, finder, placement agent, investment banker, bank or other Person with respect to the Transactions Agreements or any transactions contemplated thereby, including the sale of the Option Shares.

(e)                                  Costs.  Each Selling Stockholder shall bear its own costs and expenses, including attorney fees and disbursements, in preparing, negotiating, entering or performing under any of the Transaction Agreements.

SECTION 3.3.  Representations and Warranties of the Purchaser.  The Purchaser hereby makes the following representations and warranties to each of the Company and each Selling Stockholder:

(a)                                  Organization; Qualification and Corporate Power.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own, lease, operate and use its properties and assets and to carry on its business as currently conducted.  The Purchaser is duly licensed or qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than in such jurisdictions where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on the Purchaser.

(b)                                 Authorization; Enforcement.  The Purchaser has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby.  The execution and delivery of the Transaction Agreements to which the Purchaser is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Purchaser.  The Transaction Agreements to which the Purchaser is a party have been duly executed and delivered by the Purchaser and constitute valid and binding obligations of the Purchaser, enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally, and subject to general principles of equity, whether applied by a court of law or equity.

(c)                                  No Conflicts.  The execution and delivery of the Transaction Agreements to which the Purchaser is a party do not, and the consummation of the transactions contemplated thereby and the compliance with the terms thereof will not, (i) result in a Violation of any provision of the certificate of incorporation or by-laws of the Purchaser, (ii) result in any Violation of any Contract to which the Purchaser is a party or by which any of its properties, assets or businesses are bound or (iii) result in any Violation of any Permit, Order or Legal Requirement applicable to the Purchaser or its properties, assets or business or (iv) result in the creation or imposition of any Encumbrance on any properties or assets of the Purchaser, except in the case of clauses (ii), (iii) and (iv), Violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Purchaser.

(d)                                 No Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Person is required in connection with the execution and delivery of the Transaction Agreements by the Purchaser, or the consummation of the transactions contemplated thereby or the compliance with the terms thereof.

(e)                                  Investment.  The Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and is acquiring the Purchased Shares (and the Option Shares assuming the exercise of the Option) pursuant to this Agreement for its own account for investment and not with a view to or for resale in connection with any “distribution” thereof within the meaning of the Securities Act.

(f)                                    Costs.  The Purchaser shall bear its own costs and expenses, including attorney fees and disbursements, in preparing, negotiating, entering or performing under any of the Transaction Agreements.

ARTICLE FOUR

GOVERNANCE

SECTION 4.1.  Board Composition.  The business of the Company shall be managed by the board of directors.  Each of Hemant Sharma, Thomas George and the Purchaser shall be entitled, so long as such Stockholder continues to hold a Minimum Interest, to nominate one of the members of the board of directors.  If any other Person becomes a Stockholder that holds a Minimum Interest, such Stockholder shall also be entitled to nominate one of the members of the board of directors.  Each of the Stockholders agrees to vote his/her/its Company Common Stock and cause the Company to appoint any such nominee to the board of directors.  If any Stockholder ceases to hold a Minimum Interest, such Stockholder shall no longer be entitled to nominate a member of the board of directors, and shall cause its nominee to resign from the board of directors; provided that, if the Option is exercised, then subsequent to the exercise of the Option, so long as the Company shall continue its existence as a separate legal entity, Hemant Sharma and Thomas George shall have the right, together, to nominate only one member to the board of directors of the Company until the Final Payment Date.  Notwithstanding this Section 4.1, the number of directors may be greater than the number of Stockholders that hold a Minimum Interest.

SECTION 4.2.  Board Action.  Subject to the provisions of Section 4.3, until the Option Closing Date, the following actions shall be taken by the Company only after the unanimous approval of the board of directors of the Company, or by the approval of Stockholders that beneficially own an aggregate of least 90% of the issued and outstanding shares of Company Common Stock if such issue is in the power of the Stockholders in accordance with applicable Legal Requirements:

(a)                                  the amendment of the certificate of incorporation or by-laws of the Company;

(b)                                 a change in the nature of the business of the Company or the entering into a new business by the Company;

(c)                                  the issuance, redemption or repurchase of any capital stock of the Company;

(d)                                 the undertaking of any merger, consolidation or joint venture, or the acquisition of the capital stock or other equity interests of, or all or substantially all of the assets of, another Person;

(e)                                  the creation of any subsidiaries of the Company;

(f)                                    the appointment or discharge of any employees of the Company and the approval of compensation of any employees of the Company including bonuses, stock options, profit sharing or retirement benefits; provided that, (i) approval of any recommendations made by Hemant Sharma or Thomas George with respect to the foregoing shall not be unreasonably withheld, and (ii) no such approval will be required with respect to a base salary of $110,000 for, and any benefits currently received by and specified in Schedule 3.1(k)(i), each of Hemant Sharma and Thomas George;

(g)                                 adjusting the size of the board of directors of the Company;

(h)                                 the dissolution, liquidation or cessation of business activities of the Company;

(i)                                     the entering into, modification or termination of one or more Contracts with a term of one year or more or involving a payment or obligation of (i) $25,000 or more on an individual basis or (ii) $250,000 or more in respect of Contracts not unanimously approved by the board of directors in the aggregate in any twelve month period, except where such entering into, modification or termination is reflected in the Company’s budget, attached hereto as Exhibit E (the “Budget”);

(j)                                     the entering into any transaction with an affiliate of the Company or any Stockholder other than the Transaction Agreements and the transactions contemplated therein;

(k)                                  the sale, purchase, transfer, hypothecation or lease of one or more assets having a value of (i) $25,000 or more on an individual basis or (ii) $250,000 or more in respect of sales, purchases, transfers, hypothecations or leases not unanimously approved by the board of directors in the aggregate in any twelve month period, except where such sale, purchase, transfer, hypothecation or lease is reflected in the Budget;

(l)                                     the incurrence of any indebtedness (which shall not include accounts payable in the ordinary course of business) by the Company in excess of $25,000 in the aggregate in any twelve month period, except if such amount of indebtedness is provided for in the Budget;

(m)                               the investment of funds of the Company other than in Permitted Investments;

(n)                                 the making by the Company of any loan or advance to any Person that results in total outstanding loans and advances given by the Company to exceed $25,000 at any time;

(o)                                 the guaranty of any obligation or debt of any Person;

(p)                                 the making of one or more capital expenditures of (i) $25,000 or more on an individual basis or (ii) $250,000 or more in respect of capital expenditures not unanimously approved by the board of directors in the aggregate in any twelve month period, or any capital expenditure not in the ordinary course of business, except where such capital expenditure is included in the Budget;

(q)                                 the declaration or payment of dividends or distributions upon the capital stock of the Company;

(r)                                    the approval or modification of any accounting policies, or the appointment or removal of independent auditors of the Company;

(s)                                  any amendments to the Budget;

(t)                                    the handling or resolution of any Proceeding pending, threatened against or affecting the Company or any of its properties, assets or businesses; provided that, to the extent the sole relief sought pursuant to such Proceeding is monetary, such Proceeding involves a claim of $100,000 or more;

(u)                                 enter into any license agreements to license the System, other than license agreements specified in Schedule 4.2(u), on which license agreements shall be, except as otherwise specified in Schedule 4.2(u), on terms and conditions consistent with the Company’s ordinary business practices and in form and substance substantially similar to the Company’s current form of license agreement attached hereto as Exhibit F; and

(v)                                 enter into any commitment (contingent or otherwise) to do any of the foregoing;

provided that, (i) any actions to be taken with respect to a breach by the Purchaser of any of the Transaction Agreements shall not require the approval of the director nominated by the Purchaser; (ii) only the approval of the director nominated by the Purchaser shall be required for the appointment of independent auditors by the Purchaser to audit the Company to the extent the costs of such independent auditor are bourne by the Purchaser; and (iii) only the approval of the director nominated by the Purchaser will be required to approve any accounting policies that are consistent with GAAP or to modify any accounting policies in order for such policies to become consistent with GAAP.

SECTION 4.3.  Cessation of Rights.  Notwithstanding anything herein to the contrary, Section 4.2 other than Section 4.2(h), 4.2(r) and clauses (ii) and (iii) of the proviso to Section 4.2 shall no longer be effective if (a) the Purchaser is found by final judgment by a court of competent jurisdiction (not subject to further appeal) that the Purchaser has materially breached this Agreement or any of the Transaction Agreements; provided that, (i) Section 4.2(b) shall continue to apply with respect to the entry by the Company into a business that is unrelated to the Company’s business as currently conducted, (ii) Section 4.2(c) shall continue to apply with respect to the issuance of capital stock if such issuance is not for cash or has not been offered to existing Stockholders, and (iii) Section 4.2(e) shall continue to apply with respect to the creation of any subsidiary that is not wholly owned, or (b) the Purchaser does not exercise the Option by the Expiration Date or the Option is terminated.

ARTICLE FIVE

COVENANTS

SECTION 5.1.  Transfers.  During the Restricted Transfer Period, no Stockholder shall (a) offer, sell, transfer, agree to sell or transfer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, assign, pledge, hypothecate or create or permit to exist any Encumbrance on, or otherwise transfer or dispose of (including the deposit of any such shares of Company Common Stock into a voting trust or similar arrangement), directly or indirectly, any shares of Company Common Stock or any securities convertible into or exercisable or exchangeable therefore, or any interest therein or (b) enter into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of owning such Company Common Stock (any transactions described in clause (a) or (b) being referred to herein as a “Transfer”), except (i) in the case of Transfers of the Option Shares in accordance with the terms and subject to the conditions of Section 2.4 above or (ii) with the prior written consent of each other Stockholder.  After the Restricted Transfer Period, any Stockholder may Transfer all or part of its Company Common Stock subject to Sections 5.2.

SECTION 5.2.  Right of First Refusal; Tag Along Rights.  (a) In the event that any Stockholder (a “Transferring Stockholder”) proposes to Transfer all or part of their Company Common Stock (the “Transfer Shares”) after the Restricted Transfer Period, such Transferring Stockholder shall notify the Company and each Stockholder that holds a Minimum Interest at least 60 days prior to the date of such proposed Transfer in writing of (i) its bona fide intention to Transfer the Transfer Shares, (ii) the number of Transfer Shares to be Transferred, (iii) the price, which must be payable entirely in immediately available U.S. dollars, and other terms pursuant to which such Transferring Stockholder proposes to Transfer the Transfer Shares, (iv) the proposed date of Transfer and (v) the identity of the proposed purchaser of the Transfer Shares (“Transferee”) (the “Transfer Notice”).

(b)  The Company shall notify the Transferring Stockholder and each Stockholder that holds a Minimum Interest, within ten days after receipt of such Transfer Notice, in writing whether it elects to purchase from the Transferring Shareholder the Transfer Shares and the Tag Along Shares, if any.  The Company, if it elects, shall have the right to purchase from the Transferring Shareholder all, but not less than all, of the Transfer Shares, and from the Purchaser all, but not less than all, of the Tag Along Shares, if the Purchaser elects to exercise its rights pursuant to Section 5.2(d) below, at the same price and on the same terms as provided in the Transfer Notice.

(c)  If the Company does not elect to exercise its rights to purchase the Transfer Shares and Tag Along Shares, if any, each Stockholder that holds a Minimum Interest shall notify the Company, the Transferring Stockholder and each Stockholder that holds a Minimum Interest, within 15 days after receipt of such Transfer Notice, in writing whether it elects to purchase from the Transferring Stockholder its pro rata portion of the Transfer Shares and from the Purchaser its pro rata portion of the Tag Along Shares, if any.

Such Stockholder, if it elects, shall have the right to purchase from the Transferring Shareholder its pro rata portion of the Transfer Shares, and from the Purchaser its pro rata portion of the Tag Along Shares, if the Purchaser elects to exercise its rights pursuant to Section 5.2(d) below, at the same price and on the same terms as provided in the Transfer Notice.  The number of shares to be purchased by each such Stockholder electing to purchase shall be equal to (i) the number of shares of Company Common Stock owned by such Stockholder electing to purchase multiplied by (ii) the number of Transfer Shares and Tag Along Shares, if any, to be Transferred divided by (iii) the aggregate number of shares of Company Common Stock owned by each such Stockholder electing to purchase.  If neither the Company nor one or more Stockholders that holds a Minimum Interest has elected to purchase all of the Transfer Shares and Tag Along Shares, if any, within such 15 day period, the Transferring Stockholder shall have the right, subject to Section 5.2(d) below, within 60 days from the expiration of such 15 day period to Transfer the Transfer Shares on the terms and conditions specified by the Transferring Stockholder in the Transfer Notice free of the restrictions imposed by Sections 5.2(b) and (c).

(d)  In the event that the Transferring Stockholder is either Hemant Sharma or Thomas George, the Purchaser shall notify the Company, the Transferring Stockholder and each Stockholder that holds a Minimum Interest, within 15 days after the receipt of such Transfer Notice, in writing whether it elects to participate in such Transfer by selling a portion of the Purchaser’s Company Common Stock.  The Purchaser, if it elects, shall have the right to sell to the Transferee, or, if the Company or one or more Stockholders that holds a Minimum Interest exercises its rights pursuant to Section 5.2(b) or (c) above, as the case may be, to the Company or such Stockholders, as the case may be, at the same price and on the same terms as the Transferring Stockholder, an amount of Company Common Stock equal to the number of shares of Company Common Stock owned by the Purchaser multiplied by the number of Transfer Shares divided by the aggregate number of shares of Company Common Stock owned by any Stockholder that has been granted tag along rights by Hemant Sharma and Thomas George (the “Tag Along Shares”).  If the Purchaser does not elect to participate in such Transfer of Company Common Stock within such 15 day period, the Transferring Stockholder shall have the right, subject to Sections 5.2(b) and (c) above, within 60 days from the expiration of such 15 day period, to Transfer the Transfer Shares on the terms and conditions specified by the Transferring Stockholder in the Transfer Notice free of the restrictions imposed by this Section 5.2(d).  In no event after the Purchaser has elected to exercise its right to Transfer its Company Common Stock pursuant to this Section 5.2(d) shall the Transferring Stockholder Transfer the Transfer Shares to any Person without the Transfer by the Purchaser of its Company Common Stock to such Person.

SECTION 5.3.  Validity of Transfer.  Any Transfer by a Stockholder that does not comply with the provisions of this Agreement shall be null and void.  The Stockholders shall cause the Company not to, and Company shall not, Transfer on its books any shares of Company Common Stock that have been transferred in violation of any of the provisions set forth in this Agreement or treat as owner of such Company Common Stock, or accord the right to vote or pay dividends to, any transferee to whom such Company Common Stock shall have been so transferred.  The Stockholders shall cause the Company to, and the Company shall, register on each stock certificate representing Company Common Stock that such Company Common Stock is subject to the restrictions contained in this Agreement.  No Transfer of Company Common Stock by a Stockholder to any Person other than any Person already a party to this Agreement shall be effective unless the transferee of such Company Common Stock executes a counterpart of this Agreement and thereby becomes a party thereto.

SECTION 5.4.  By-laws.  The Stockholders shall cause the Company to, and the Company shall, adopt the amended and restated by-laws of the Company in the form attached as Exhibit G to this Agreement.

SECTION 5.5.  Spartan License Agreement.   The Stockholders shall cause the Company to, and the Company shall, assign all right, title and interest that the Company now has or that shall hereafter arise in and to any amounts due to the Company pursuant to Sections 3.3 and 3.4 of the Spartan License Agreement, all proceeds thereof to Hemant Sharma and Thomas George net of any tax liability to the Company, if any.

SECTION 5.6.  Purchaser Reporting Obligations.   (a) So long as any payment (whether in cash or stock) to any of the Selling Stockholders is outstanding under this Agreement, Purchaser shall furnish to each of the Company, Hemant Sharma and Thomas George periodic statements (the “Gross Revenue Statement”) setting forth in reasonably sufficient detail Gross Revenue accrued during the preceding period to ITG Group in respect of trades executed via the System.  The Gross Revenue Statement shall set forth, by name of the entity that executed any trade, any and all of the commissions, fees or other remuneration accrued to ITG Group in respect of the trades executed via the System, and all of the deductions or discounts granted or proposed to be granted, together with the following (i) with respect to any soft dollar credits to ITG Group, the terms under which such soft dollar services were provided, and (ii) with respect to any discounts and deductions, the nature, applicable period and terms of such discounts and deductions.  The Gross Revenue Statement shall be furnished as follows:

(A)                              From the date hereof, within 17 Business Days after the end of each Fiscal Month, an unaudited Gross Revenue Statement;

(B)                                From the date hereof, within 30 Business Days after the end of each Fiscal Quarter, an unaudited Gross Revenue Statement.  The quarterly Gross Revenue Statement shall set forth, in addition to all other details, comments as to whether any discounts or deductions were not in the ordinary course of business;

(C)                                As of the Option Exercise Date, an unaudited Gross Revenue Statement, setting forth all of the details included in the quarterly Gross Revenue Statement; and

(D)                               From the date hereof, from time to time, such further information regarding Gross Revenue, including copies of any Contracts between any entity of the ITG Group and its customers that could reasonably be expected to have an impact on Gross Revenues, as the Company, Hemant Sharma or Thomas George may reasonably request.

The Purchaser shall provide to each of Hemant Sharma or Thomas George reasonable access during normal business hours, upon reasonable notice to the Company, to the Gross Revenue Statements and all records pertaining to the calculation of Gross Revenue; provided that, such request may only be made two times in any calendar year.

(b)                                 From the Option Exercise Date until one year after the Option Exercise Date, Purchaser shall furnish to the Sellers’ Representative prompt notice of any Change of Control.

SECTION 5.7.  Company Reporting Obligations.  The Company shall (i) use commercially reasonable efforts to provide to the Purchaser in a reasonably timely manner on a monthly basis, monthly financial information consisting of a balance sheet of the Company as of the month end, together with statements of operation and statements of cash flows as of the month end and (ii) provide on a quarterly basis the Company officer certification in the form attached hereto as Exhibit H.

SECTION 5.8.  No Solicitation.  The Purchaser agrees that from the date hereof and until (a) if the Option is exercised, the Option Closing Date or (b) if the Option is not exercised, two years after the Expiration Date, that the ITG Group shall not directly or indirectly employ, solicit, induce, enter into any agreement with, or attempt to influence any individual who is or was an employee or software consultant of the Company to terminate his or her employment relationship with the Company or to be employed by the ITG Group or interfere in any other way with the employment, or other relationship of any employee or software consultant of the Company.  Each of the Company and the Selling Stockholders agrees that if the Option is not exercised, for two years after the Expiration Date, the Company and each of Hemant Sharma and Thomas George shall not directly or indirectly employ, solicit, induce, enter into any agreement with, or attempt to influence any individual who is an employee or software consultant of the ITG Group or interfere in any other way with the employment or other relationship of any employee or software consultant of the ITG Group; provided that, in the case of Hemant Sharma and Thomas George, such restriction shall only apply to employees or software consultants that Hemant Sharma or Thomas George had contact with in connection with the transactions contemplated under this Agreement.

SECTION 5.9.  System Marketing.  In consideration of the exclusive license granted to the Purchaser and its Affiliates under the License Agreement and other rights and privileges granted to the Purchaser and its Affiliates under the Transaction Agreements, the Purchaser shall at all times from the date hereof until one year from the Option Exercise Date (or the Expiration Date if the Option is not exercised) use all commercially reasonable efforts to market the System including marketing the System to ITG Group customers.

SECTION 5.10.  US Trading Corporation License Agreement.  The Company shall terminate the Software Site License Agreement dated as of April 8, 2001 between US Trading Corporation and the Company within 30 days of the Closing Date.

ARTICLE SIX

TERMINATION OF OBLIGATIONS; SURVIVAL

SECTION 6.1.  Termination.  This Agreement may be terminated: (a) by any Selling Stockholder that holds a Minimum Interest, in the event of a material breach or default in the performance by the Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement, which breach or default has not been, or cannot be, cured within 15 days of written notice of such breach or default, describing such breach or default, by any such Selling Stockholder to the other parties hereto, (b) by the Purchaser so long as it holds a Minimum Interest, in the event of a material breach or default in the performance by a Selling Stockholder that holds a Minimum Interest or the Company of any representation, warranty, covenant or agreement set forth in this Agreement, which breach or default has not been, or cannot be, cured within 15 days of written notice of such breach of default, describing such breach or default, is given by the Purchaser to the other parties hereto, or (c) by mutual consent of the Stockholders that hold a Minimum Interest.

SECTION 6.2.  Effect of Termination.  In the event of termination of this Agreement pursuant to Section 6.1, this Agreement shall thereafter have no effect, and no party shall have any liability to the other parties in respect hereof, except that (a) the obligations of the parties under Section 6.2, Article Seven, Article Eight and Section 9.7, shall survive and (b) nothing herein contained shall relieve any party from liability for any breach of any representation, warranty or agreement hereunder that occurred prior to such termination.

ARTICLE SEVEN

CONFIDENTIALITY

SECTION 7.1.  Confidential Information.  (a)  “Confidential Information” shall mean all information that is furnished by any party hereto (the “Disclosing Party”) to any other party hereto (the “Receiving Party”) pursuant to this Agreement, whether written or oral and in whatever form or medium it is provided, and shall specifically include (i) the Transaction Agreements, (ii) all data, records, oral discussions and information exchanged between the parties hereto in connection with the Company, and (iii) all information generated by each party hereto or its Representatives that analyzes, summarizes, or reproduces the furnished information.

(b)  The following information shall not be deemed to be Confidential Information, and the provisions of this Article shall not apply to: (i) information which is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, (ii) information which was already known to such Receiving Party or its Representatives prior to being furnished pursuant to this Agreement, (iii) information which becomes available to such Receiving Party or its Representative on a non-confidential basis from a source other than a Disclosing Party or its Representatives if such Receiving Party or its Representatives had no reason to believe that the source of such information was subject to any prohibition against transmitting the information to such Receiving Party or its Representative, and (iv) information independently developed by such Receiving Party or its Representative.

SECTION 7.2.  Confidentiality Obligations.  (a)  Each Receiving Party shall not disclose any Confidential Information to any other Person without the consent of all of the Stockholders holding a Minimum Interest other than to: (i) such Receiving Party’s Representatives, the other parties hereto or their Representatives, (ii) after the Restricted Transfer Period, a prospective transferee of all or part of the shares of the Company Common Stock held by a Stockholder, or (iii) a Person to which the Receiving Party is required to disclose by applicable Legal Requirements.

(b)  In case of a disclosure of Confidential Information to a Person permitted by Section 7.2(a)(ii), the Receiving Party disclosing such information shall ensure that such third party has signed an agreement in writing to protect the Confidential Information from further disclosure to the same extent as the parties hereto are obligated under this Article.

SECTION 7.3.  Notice Preceding Compelled Disclosure.  If a party hereto or its Representative reasonably believes it is required by applicable Legal Requirements to disclose any Confidential Information, such party shall promptly notify the other parties hereto of such requirement as soon as it becomes aware of it.

SECTION 7.4.  Consultation as to Announcements.  No public announcement or press release concerning the Company or the Transaction Agreements or the transactions contemplated thereby shall be made by any party hereto without prior consultation with all Stockholders holding a Minimum Interest; provided that, this Section 7.4 shall not prohibit any public announcement or press release required to be made pursuant to applicable Legal Requirements.

ARTICLE EIGHT

INDEMNIFICATION

SECTION 8.1.  Indemnity.  (a) (i) The Purchaser shall indemnify and hold harmless the Company and each of the Selling Stockholders and their Representatives (each, a “Stockholder Indemnitee”, and collectively, the “Stockholder Indemnitees”) and (ii) (A) with respect to the representations and warranties set forth in Section 3.1 above, and given on the date hereof, the Company, and with respect to the representations and warranties set forth in Section 3.1 above (as modified pursuant to Section 2.4(c)(B) above), and given on the Option Closing Date, if any, the Selling Stockholders, jointly and severally, and (B) with respect to the representations and warranties set forth in Section 3.2 above and any covenant or agreement made by the Selling Stockholders in this Agreement, each of the Selling

Stockholders, severally, shall indemnify and hold harmless the Purchaser and its Representatives (each, a “Purchaser Indemnitee”, and collectively, the “Purchaser Indemnitees”, and together with the Stockholder Indemnitees, the “Indemnitees”), in each case of (i) and (ii), against any losses, claims, damages, liabilities or reasonable expenses (including reasonable attorneys fees) (collectively, the “Losses”), joint or several, to which such Indemnitee may become subject resulting from or arising out of any inaccuracy or misrepresentation in, or breach of, any representation, warranty, covenant or agreement made by such party pursuant to this Agreement; provided that, for the purposes of this Section 8.1, the representations and warranties set forth in the last sentence of Section 3.1(k) above shall be deemed not to contain any materiality qualifiers.

(b)                                 If the Option is exercised, the Selling Stockholders, jointly and severally, shall indemnify and hold harmless the Purchaser and its Representatives (each of which shall also constitute a “Purchaser Indemnitee”) against any Patent Infringement Losses.  Such indemnification obligations shall cease one year after the date of the Option Exercise Date other than in respect to claims for Patent Infringement Losses made prior to such date.

(c)                                  If a New Escrow Agreement is entered into pursuant to Section 8.6, the Selling Stockholders, jointly and severally, shall indemnify and hold harmless the Purchaser and its Representatives (each of which shall also constitute a “Purchaser Indemnitee”) against any Patent Infringement Losses incurred on or subsequent to the date that is one year after the Option Exercise Date and such indemnification obligations shall survive until all escrowed funds are released pursuant to the New Escrow Agreement.

SECTION 8.2.  Claims for Indemnification.  Promptly after receipt by an Indemnitee of notice of the commencement of any Proceeding, such Indemnitee shall, if a claim in respect thereof is to be made against an indemnifying party under Section 8.1 above, notify the indemnifying party in writing of the commencement thereof and with reasonable particularity; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any Indemnitee otherwise unless, and solely to the extent, the indemnifying party thereby is actually and materially prejudiced by such failure to give notice.  In case any such Proceeding shall be brought against any Indemnitee, it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall have, jointly with any other indemnifying party similarly notified, the right to participate in the defense, compromise or settlement thereof, including the selection of counsel.  Each of the Indemnitee and the indemnifying party agrees to cooperate and work together in good faith in the selection of counsel and to coordinate any defense, compromise or settlement of any such Proceeding.  If the parties cannot agree upon the selection of counsel, each party is entitled to, at its own expense, engage counsel of its choice in connection with the defense, compromise or settlement of any such Proceeding.  Notwithstanding anything to the contrary in this Section 8.2, the Purchaser shall not settle any such Proceeding without the consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, if and to the extent that 80% or more of the amount of any such settlement is borne by the Selling Stockholders as an indemnifying party.

SECTION 8.3.  Survival of Representations, Warranties and Covenants.  All of the representations and warranties of any party hereto contained in this Agreement and the liabilities and obligations of the parties with respect thereto shall survive until (a) if the Option is exercised, for one year after the Option Exercise Date, and (b) if the Option is not exercised, the Expiration Date.  All of the covenants of any party hereto contained in this Agreement shall survive until fully performed or fulfilled unless waived in writing by the party or parties entitled to performance.  Any indemnification obligations pursuant to Section 8.1(a) shall cease when the applicable representation, warranty or covenant terminates other than in respect to claims for Losses made prior to such date.

SECTION 8.4.  Limitation of Liability.  The indemnification obligations set forth in this Article Eight shall apply only if a Closing occurs, and then only after the aggregate amount of such obligations exceed $50,000, at which time the indemnification obligations shall be effective as to all amounts exceeding $50,000.  Notwithstanding anything contained herein to the contrary, the indemnification obligation (a) of the Company provided for in Section 8.1(a), shall not exceed with respect to any claims arising before the exercise or expiration of the Option, whichever is earlier, $750,000, (b) of the Selling Stockholders provided for in Section 8.1(a), shall not exceed with respect to any claims arising after the Option Exercise Date if the Option is exercised, an amount equal to the amounts held in escrow at such time pursuant to the Escrow Agreement, (c) of the Selling Stockholders provided for in Section 8.1(b), shall not exceed an amount equal to 50% of the amounts held in escrow at such time pursuant to the Escrow Agreement and (d) of the Selling Stockholders provided for in Section 8.1(c), shall not exceed an amount equal to the amounts held in escrow at such time pursuant to the New Escrow Agreement; provided that, in the case of clause (c) above, (A) such amount shall not exceed an amount equal to 50% of the Patent Infringement Losses; (B) such amounts shall not exceed 50% of the aggregate of the Option Exercise Price and the Additional Option Payment Amounts, if any, less $1,575,000, and (C) if the amount of Patent Infringement Losses as a percentage of the aggregate Gross Revenues (calculated from the Closing Date to the earlier of (i) the date on which such claim is resolved and (ii) one year from the Option Exercise Date) is less than 3.5% of such Gross Revenues, such amount shall not exceed $2,000,000; provided further, that in the case of clauses (c) and (d) above, such amount shall not exceed $2,000,000 in the case of the Patent Infringement Losses with respect to such patents set forth in Schedule 8.4 hereto (“Scheduled Patents”).  Notwithstanding anything contained herein to the contrary, the indemnification obligation of the Purchaser provided for in Section 8.1(a), shall not exceed 1.5 times the Option Exercise Price plus any Additional Option Payment Amounts previously paid or otherwise due under this Agreement.

SECTION 8.5.  Sole Remedy.  The sole and exclusive remedy of an Indemnitee for breaches of any of the representations and warranties under this Agreement or for any Patent Infringement Losses is the indemnification in this Article 8.  Any claims of the Purchaser for indemnification pursuant to Section 8.1(a), 8.1(b) and 8.1(c) other than with respect to any claims arising before the exercise or the expiration of the Option shall be limited to the funds held in escrow pursuant to the Escrow Agreement and the New Escrow Agreement, as the case may be.

SECTION 8.6.  New Escrow.  To the extent that any payments have been received by the Purchaser from any indemnifying party with respect to any Patent Infringement Losses pursuant to this Article 8 prior to the Final Payment Date and the System continues to be used by the Purchaser, the indemnifying parties and the Purchaser shall enter into a new escrow agreement (the “New Escrow Agreement”).  The Purchaser shall deposit 7% of the Gross Revenues on a monthly basis beginning with the first Fiscal Month after entering into the New Escrow Agreement until the Purchaser has deposited an amount of funds equal to the amount received by the Purchaser from any indemnifying party with respect to Patent Infringement Losses under this Article 8.  The New Escrow Agreement shall provide that an amount equal to 25% of the funds in the escrow account, from time to time, shall be released on a semiannual basis to the Selling Stockholders and the entire amount of funds in the escrow account shall be released when the Purchaser shall have deposited an amount equal to the amount received by the Purchaser by any indemnifying party with respect to Patent Infringement Losses under this Article 8, except to the extent that there are additional unresolved pending claims for Patent Infringement Losses.

SECTION 8.7.  Sellers’ Representative.  The Selling Stockholders hereby irrevocably appoint Hemant Sharma as the sellers’ representative (the “Sellers’ Representative”) as their agent and attorney-in-fact to take all actions on their behalf as contemplated by this Agreement, the Escrow Agreement and the New Escrow Agreement, including, without limitation, to receive any and all payments to be made by Purchaser hereunder.  The Purchaser shall be entitled to rely for all purposes on Hemant Sharma’s authority to act as the Sellers’ Representative, as herein contemplated.  In the event of the death or resignation of the Sellers’ Representative, the Selling Stockholders (or their heirs, executors or successors, as the case may be) shall promptly irrevocably appoint a successor Sellers’ Representative and give the Purchaser written notice of such appointment within one business day following such death or resignation.  Until such time as the Purchaser is notified of the appointment of such successor Sellers’ Representative, Hemant Sharma shall act in that capacity on behalf of the Selling Stockholders and the Purchaser shall be entitled to rely for all purposes on Hemant Sharma’s authority to act as the Sellers’ Representative, as herein contemplated.  In the event Hemant Sharma shall be unable to act as the Sellers’ Representative, Thomas George shall act in that capacity on behalf of Selling Stockholders and the Purchaser shall be entitled to rely for all purposes on Thomas George’s authority to act as the Stockholders Representative, as herein contemplated.  Notwithstanding anything to the contrary herein, any notices to be delivered to, or by, any Selling Stockholder, any payments to be made to, or by, any Selling Stockholder and any other instruments or documents to be executed or delivered to, or by, any Selling Stockholder may be delivered or made to, or by, the Sellers’ Representative on behalf of any such Selling Stockholder.

ARTICLE NINE

GENERAL PROVISIONS

SECTION 9.1.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Purchaser, to:

Investment Technology Group, Inc.

380 Madison Avenue, 4th Floor

New York, New York 10017

Attention: General Counsel

Telephone: (212) 444-6327

Facsimile: (212) 444-6494

with a copy to:

Boies, Schiller and Flexner LLP

333 Main Street

Armonk, New York 10504

Attention: Robert W. Leung, Esq.

Telephone: (914) 749-8388

Facsimile: (914) 749-8300

if to the Company, to:

Radical Corporation

100 Quentin Roosevelt Blvd., Suite 203

Garden City, NY 11530

Telephone: (516) 832-1014

Facsimile: (516) 227-1268

with a copy to:

Lehman & Eilen LLP

50 Charles Lindbergh Blvd.

Uniondale, New York 11553

Attention: Hank Gracin, Esq.

Telephone: (516) 222-0888

Facsimile: (516) 222-0948

if to a Selling Stockholder, to:

Sellers’ Representative

Hemant Sharma

76 South Bergen Place

Apt 4R

Freeport, NY 11520

Telephone: (516) 263-7784

with a copy to:

Lehman & Eilen LLP

50 Charles Lindbergh Blvd.

Uniondale, New York 11553

Attention: Hank Gracin, Esq.

Telephone: (516) 222-0888

Facsimile: (516) 222-0948

SECTION 9.2.  Interpretation.  When a reference is made in this Agreement to Sections, Appendices or Schedules, such reference shall be to a Section of, or Appendix or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 11, 2003.  The phrases “known” or “knowledge” mean, with respect to any party to this Agreement, the actual knowledge of any of such Person or its current directors or current executive officers after reasonable inquiry.  References to any Person shall include successors and assigns of such Person.  Except as specifically set forth herein (including actions and obligations of the Selling Stockholders in their individual capacities) or otherwise provided by applicable law, nothing in this Agreement shall be deemed to create or impose any personal liability of any kind on any director or officer of the Company with respect to obligations of the Company.

SECTION 9.3.  Amendment.  This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each of the parties hereto.

SECTION 9.4.  Waiver.  (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

SECTION 9.5.  Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original with the same effect as if the signatures were executed upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by each other party hereto.

SECTION 9.6.  Entire Agreement; No Third Party Beneficiaries.  The Transaction Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereof relating to the subject matter hereof (including without limitation, the Agreement of Stockholders of the Company, dated January 29, 2001, among Hemant Sharma, Thomas George, Astor Grenfel, Inc. and the Company), and there are no warranties, representations or other agreements between or among any of the parties hereto in connection with the subject matter hereof except as specifically set forth in the Transaction Agreements.  This Agreement shall inure to the benefit of, and be binding upon, only the parties hereto and their respective successors and assigns, and shall not confer any rights or remedies on any other Person.

SECTION 9.7.  Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  Each of the parties hereto hereby irrevocably and unconditionally agree that any legal action, suit or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in any federal or state court located in The Borough of Manhattan, The City of New York, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives any claim (by way of motion, as a defense or otherwise) of improper venue, that it is not subject personally to the jurisdiction of such court, that such courts are an inconvenient forum or that this Agreement or the subject matter may not be enforced in or by such court.

SECTION 9.8.  Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

SECTION 9.9.  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 9.10.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

SECTION 9.11.  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in The Borough of Manhattan, The City of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.12.  Time of Essence.  Time is of the essence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, executed and delivered as of June 11, 2003.

INVESTMENT TECHNOLOGY GROUP, INC.

By:
Name:
Title:

RADICAL CORPORATION

By:
Name:
Title:

HEMANT SHARMA

THOMAS GEORGE

KIMBERLY CARFERO

RAJIV JOHN

TIM NICKDOW

ROBERT SCIARRA

MAHESH SINGHI

ANDREW KOVAL

HOSSEIN MAHDAVI

MULTI-COMMERCE USA

Exhibit B

Selling Stockholder Shares

Selling Stockholder	Number of Option Shares

Hemant Sharma	20,000
Thomas George	20,000
Kimberly Carfero	225
Rajiv John	200
Tim Nickdow	135
Robert Sciarra	135
Mahesh Singhi	200
Andrew Koval	690
Hossein Mahdavi	215
Multi-Commerce USA	360

B-1

Exhibit H

FORM OF OFFICER CERTIFICATE

Investment Technology Group, Inc.
Certification in Connection with CEO/CFO Certification

                    Report on Form            for the             period ended               , 200  (the “Report”) of Investment Technology Group, Inc. (the “Company”).

Name:
Title:

I certify that:

1.                                       I have read a draft of the Report referred to above.

2.                                       To my knowledge, the information in the Report relating to Radical Corporation, and the information relating to Radical Corporation provided in connection with the preparation of the Report, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in the Report regarding Radical Corporation, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Report.

3.                                       To my knowledge, all financial information relating to Radical Corporation provided in connection with the preparation of the Report fairly presents, in all material respects, the financial condition, results of operations and cash flows of Radical Corporation as of, and for, the periods presented in the Report.

4.                                       Disclosure Controls and Procedures(1)

(a)               The disclosure controls and procedures (including internal controls) for Radical Corporation, as they are designed and implemented, ensure that material information relating to Radical Corporation is made known to me

(1)                                  “Disclosure controls and procedures” are controls and other procedures designed to ensure that all the information the Company is required to disclose in its SEC filings, including required material non-financial information, is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.  Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management, including its principal executive officer(s) and principal financial officer(s), in a way that allows timely decisions regarding required disclosure.

H-1

and to senior management of the Company, particularly during the period in which the Report is being prepared.

(b)              I have evaluated the effectiveness of Radical Corporation’s disclosure controls and procedures (including internal controls) as of a date within 90 days prior to the date of the Report.

(c)               Disclosure in the Report regarding the Company’s disclosure controls and procedures (including internal controls) and the effectiveness thereof fairly presents Radical Corporation’s disclosure controls and procedures (including internal controls) and the effectiveness thereof.

5.                                       Internal Controls

(a)               I am not aware of any deficiencies in the design or operation of internal controls of Radical Corporation which could adversely affect the Company’s ability to record, process, summarize and report financial data.

(b)              I am not aware of any fraud, whether or not material, that involves management or other employees.

6.                                       Bring-Down of Representations:

To my knowledge, there have been no significant changes since my evaluation referred to in 4(b) above in Radical Corporation’s disclosure controls and procedures or internal controls or in any other factors that have significantly affected or could significantly affect such disclosure controls and procedures and/or internal controls subsequent to the date of their evaluation, including any corrective actions with regard to deficiencies and weaknesses.

7.                                       If any information comes to my attention between the date of this certification and the date of the filing of the Report (on or about             , 200  ) which would cause me to change my beliefs as set forth herein, I will promptly notify each of the Chief Executive Officer and Chief Financial Officer of the Company of such information.

Date:
Signature

H-2